Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143793

BigString Corporation

PROSPECTUS SUPPLEMENT

Number 16

to

Prospectus dated November 13, 2007

of

BIGSTRING CORPORATION

18,524,866 Shares of Common Stock
______________________________________________

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString Corporation’s common stock.  We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007, the prospectus supplement number 3 dated December 26, 2007, the prospectus supplement number 4 dated January 25, 2008, the prospectus supplement number 5 dated February 12, 2008, the prospectus supplement number 6 dated March 6, 2008, the prospectus supplement number 7 dated April 4, 2008, the prospectus supplement number 8 dated April 23, 2008, the prospectus supplement number 9 dated May 20, 2008, the prospectus supplement number 10 dated June 17, 2008, the prospectus supplement number 11 dated July 17, 2008, the prospectus supplement number 12 dated August 28, 2008, the prospectus supplement number 13 dated September 5, 2008, the prospectus supplement number 14 dated October 24, 2008 and the prospectus supplement number 15 dated November 17, 2008.  This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented.  The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation has (i) paid in-full the aggregate principal amount and accrued interest on certain outstanding notes; and (ii) received net proceeds of $428,137 under the New Jersey Economic Development Authority Technology Business Tax Certificate Transfer Program.

This prospectus supplement includes the attached Current Report on Form 8-K which was filed with the Securities and Exchange Commission on December 22, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 16, 2008

BIGSTRING CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-51661	20-0297832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Harding Road, Suite E, Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (732) 741-2840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange  Act (17 CFR 240.13e-4 (c))

Section 1 – Registrant’s Business and Operations

Item 1.01.       Entry into a Material Definitive Agreement.

As previously reported by BigString Corporation (“BigString”) on Form 8-K, on August 25, 2008, BigString closed on a financing with Dwight Lane Capital, LLC, a limited liability company in which Todd M. Ross, a director of BigString, has an interest, and Marc W. Dutton, a director of BigString.  In connection with such financing, BigString issued non-negotiable convertible promissory notes (the “Notes”) in the aggregate principal amount of $250,000.  On December 17, 2008, BigString paid the Notes in-full, including accrued interest thereon in the aggregate amount of $9,328, using a portion of the proceeds BigString received under the New Jersey Economic Development Authority (the “NJEDA”) Technology Business Tax Certificate Transfer Program, discussed below.

Section 2 – Financial Information

Item 2.03. –	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As provided under Item 1.01 above, on December 17, 2008, BigString paid the above described Notes in-full, including accrued interest thereon in the aggregate amount of $9,328, using a portion of the proceeds BigString received under the NJEDA Technology Business Tax Certificate Transfer Program, discussed below.

Section 8 – Other Events

Item 8.01.	Other Events.

On December 16, 2008, BigString received net proceeds of $428,137 from a third party related to the sale of $482,480 of BigString’s transferable tax benefits for the State of New Jersey under the NJEDA Technology Business Tax Certificate Transfer Program.  This program enables approved, unprofitable technology and biotechnology companies based in the State of New Jersey to sell their unused net operating loss carryovers and unused research and development tax credits to unaffiliated, profitable corporate taxpayers in the State of New Jersey for at least 75% of the value of the tax benefits.  As provided above, BigString used a portion of these proceeds to pay off the principal and accrued interest under the aforementioned Notes.  BigString intends to use the remainder of the proceeds primarily for working capital purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGSTRING CORPORATION
(Registrant)

	By:	/s/ Darin M. Myman
Darin M. Myman
President and Chief Executive Officer
Date: December 22, 2008